Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh
(425) 453-9400

ESTERLINE REPORTS FY11 3Q INCOME FROM CONTINUING

OPERATIONS OF $37.7 MILLION, OR $1.21 PER SHARE

Reiterates comfort with prior full-year guidance for operational performance

BELLEVUE, Wash., September 1, 2011 – Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported its fiscal 2011 third quarter (ended July 29) income from continuing operations of $37.7 million, or $1.21 per diluted share, on sales of $409.5 million. Year-ago income from continuing operations was $39.3 million, or $1.28 per diluted share, on sales of $378.3 million.

Brad Lawrence, Esterline’s Chief Executive Officer, said, “…overall, we’re pleased with our third quarter. All three of Esterline’s segments posted sales improvements, and consolidated gross margins improved nearly 100 basis points over last year.” Lawrence reiterated comments he made last quarter regarding the anticipated moderation of the “…exceptional strength in our spare parts business that we have experienced over the last several quarters.” He said airlines and distributors had been restocking depleted inventories, and the spare parts business now more accurately reflects air transport usage.

Lawrence, in commenting on the acquisition of Souriau, noted, “We closed the transaction on July 26th and we are excited with the prospects before us involving the largest acquisition we’ve made to date. Today, we have greater clarity on revenue synergy opportunities and have begun executing a number of important integration projects.”

The company remains confident that the acquisition will be accretive within its first twelve months of ownership. As required by U.S. Generally Accepted Accounting Principles (GAAP), the company will write up inventories to fair value and recognize this non-cash

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Page 2 of 6 Esterline Reports Third Quarter 2011 Results

adjustment over one inventory turn – estimated to be four months. Including this adjustment, the acquisition will incur an estimated pre-tax non-cash loss of $18 million, or $0.40 per share in the fourth quarter. The company reiterated the top end and narrowed the band of its prior EPS guidance of $4.80-$4.95 per share for operational performance. Therefore, on an as-reported basis, including the GAAP adjustment, the company expects earnings per share for the full year to be between $4.45 and $4.55 per share.

Lawrence commented that the “diversification and strong capabilities of the business are serving us well as we position ourselves for market growth and capture new programs.” He noted that commercial jet build rates are ramping up and “…we are better positioned than in past upcycles because our content on new-builds is significantly higher than on legacy aircraft.”

With regard to the defense market, Lawrence commented that, “while we can grow in this challenging environment, we are clearly facing budgetary issues and a reduction in operational tempo.” Even so, he noted a need for U.S. and non-U.S. militaries to retrofit older platforms, including Blackhawk and C130. Further, the company’s capture rate on key new platforms such as the F35, T-6B and A400M, as well as a good presence in the C4ISR category, will offer strength despite tighter defense budgets.

As it pertains to Esterline’s rail, medical equipment and other industrial businesses, Lawrence noted that the company continued to have “good opportunities,” particularly with respect to nuclear power applications and the extension of its high speed rail applications into new geographic markets.

Gross margin as a percentage of sales was 35.1% in the quarter versus the year-ago level of 34.1%. The increase in gross margin was due to several factors, including an increased mix of spare parts in a number of businesses, as well as strong demand for avionics systems. Lawrence commented that there has been a sequential slowdown in spares shipments which caused gross margins to moderate from the second quarter rate.

Selling, general and administrative (SG&A) expenses were 18.7% of sales in the quarter compared with 16.7% of sales last year. This 200 basis point increase was due to a number of factors, including $6.4 million of expenses associated with the Souriau acquisition,

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Page 3 of 6 Esterline Reports Third Quarter 2011 Results

additional expenses from the addition of Eclipse, which was acquired in December 2010, and a $1.4 million environmental liability reserve added in the quarter.

Research, development and engineering spending in the quarter was $23.1 million, or 5.6% of sales, compared with $17.3 million, or 4.6% of sales, a year ago. The increase resulted largely from initiatives advancing the company’s products for next-generation avionics systems.

The company’s quarterly income tax rate was 6.9% compared with 3.4% for the third fiscal quarter of 2010. Both quarters – last year and this year – benefited from various tax credits and certain discrete items, as well as foreign interest expense deductions.

Net income in the quarter was $37.7 million, or $1.21 per diluted share, compared with $39.9 million, or $1.30 per diluted share, in the prior-year period, which includes income from discontinued operations of $0.02 per fully diluted share.

For the first nine months of fiscal 2011, Esterline reported net income of $113.6 million, or $3.65 per diluted share, on sales of $1.2 billion. This compares to net income of $82.2 million, or $2.71 per diluted share, on $1.1 billion in sales in the same period last year. Net income in the first nine months of fiscal 2010 reflected $1.5 million, or $0.05 per share, from discontinued operations.

New orders for the first nine months of fiscal 2011 were $1.4 billion compared with $1.2 billion for the same period in 2010. Backlog was $1.3 billion at July 29, 2011, compared with $1.2 billion at the end of the prior-year period. The increases principally reflect the acquired backlog of Souriau.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 800-638-4817; outside the U.S., use 617-614-3943. The pass code for the call is: 12459945.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 4 of 6 Esterline Reports Third Quarter 2011 Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	July 29, 2011	July 30, 2010	July 29, 2011	July 30, 2010
Segment Sales
Avionics & Controls	$208,021	$194,300	$632,020	$563,276
Sensors & Systems	88,605	74,110	250,841	220,020
Advanced Materials	112,886	109,939	332,727	312,855

Net Sales	409,512	378,349	1,215,588	1,096,151
Cost of Sales	265,973	249,394	778,980	737,889

	143,539	128,955	436,608	358,262
Expenses
Selling, general and administrative	76,418	63,220	214,919	188,582
Research, development and engineering	23,075	17,262	63,945	52,012
Other income	(6,366)	(8)	(6,366)	(5)

Total Expenses	93,127	80,474	272,498	240,589

Operating Earnings From Continuing Operations	50,412	48,481	164,110	117,673
Interest income	(658)	(248)	(1,428)	(651)
Interest expense	10,286	8,082	28,381	23,391
Loss on extinguishment of debt	—	—	831	—

Income From Continuing Operations
Before Income Taxes	40,784	40,647	136,326	94,933
Income Tax Expense	2,821	1,364	22,323	14,077

Income From Continuing Operations
Including Noncontrolling Interests	37,963	39,283	114,003	80,856
Income Attributable to Noncontrolling Interests	(222)	(30)	(328)	(108)

Income From Continuing Operations	37,741	39,253	113,675	80,748
Income (Loss) From Discontinued Operations, Net of Tax	(46)	605	(75)	1,483

Net Earnings	$37,695	$39,858	$113,600	$82,231

Earnings Per Share - Basic:
Continuing Operations	$1.23	$1.31	$3.73	$2.70
Discontinued Operations	.00	.02	.00	.05

Earnings Per Share - Basic	$1.23	$1.33	$3.73	$2.75

Earnings Per Share - Diluted:
Continuing Operations	$1.21	$1.28	$3.65	$2.66
Discontinued Operations	.00	.02	.00	.05

Earnings Per Share - Diluted	$1.21	$1.30	$3.65	$2.71

Weighted Average Number of Shares Outstanding - Basic	30,579	30,043	30,475	29,913
Weighted Average Number of Shares Outstanding - Diluted	31,260	30,558	31,144	30,394

Page 5 of 6 Esterline Reports Third Quarter 2011 Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Nine Months Ended
	July 29, 2011	July 30, 2010	July 29, 2011	July 30, 2010
Segment Sales
Avionics & Controls	$208,021	$194,300	$632,020	$563,276
Sensors & Systems	88,605	74,110	250,841	220,020
Advanced Materials	112,886	109,939	332,727	312,855

Net Sales	$409,512	$378,349	$1,215,588	$1,096,151

Income From Continuing Operations
Avionics & Controls	$28,604	$30,464	$104,523	$78,357
Sensors & Systems	10,837	9,588	33,403	21,978
Advanced Materials	18,797	19,175	57,044	45,032

	58,238	59,227	194,970	145,367
Corporate expense	(14,192)	(10,754)	(37,226)	(27,699)
Other income	6,366	8	6,366	5
Interest income	658	248	1,428	651
Interest expense	(10,286)	(8,082)	(28,381)	(23,391)
Loss on extinguishment of debt	—	—	(831)	—

Income From Continuing Operations
Before Income Taxes	$40,784	$40,647	$136,326	$94,933

Page 6 of 6 Esterline Reports Third Quarter 2011 Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	July 29, 2011	July 30, 2010
Assets
Current Assets
Cash and cash equivalents	$207,838	$282,910
Cash in escrow	5,000	—
Accounts receivable, net	364,303	272,529
Inventories	444,771	266,974
Income tax refundable	7,086	11,691
Deferred income tax benefits	49,342	38,313
Prepaid expenses	21,752	17,350
Other current assets	13,924	13,023

Total Current Assets	1,114,016	902,790
Property, Plant and Equipment, Net	340,453	274,207
Other Non-Current Assets
Goodwill	1,190,506	733,537
Intangibles, net	728,642	392,183
Debt issuance costs, net	11,177	5,706
Deferred income tax benefits	93,276	83,727
Other assets	21,200	10,143

	$3,499,270	$2,402,293

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$125,079	$79,588
Accrued liabilities	289,630	200,343
Credit facilities	—	2,196
Current maturities of long-term debt	13,174	10,008
Deferred income tax liabilities	22,335	7,139
Federal and foreign income taxes	11,415	3,310

Total Current Liabilities	461,633	302,584
Long-Term Liabilities
Credit facilities	395,000	—
Long-term debt, net of current maturities	675,290	531,698
Deferred income taxes liabilities	255,534	128,327
Pension and post-retirement obligations	91,072	88,126
Other liabilities	20,161	18,347
Total Shareholders’ Equity	1,600,580	1,333,211

	$3,499,270	$2,402,293